Exhibit 99.1

Neal Goldner
Investor Relations
Marriott Vacations Worldwide Corporation
407.206.6149
Neal.Goldner@mvwc.com
Ed Kinney
Corporate Communications
Marriott Vacations Worldwide Corporation
407.206.6278
Ed.Kinney@mvwc.com

Marriott Vacations Worldwide Corporation Provides Business Update
Company to host a call with institutional investors at 9:00 a.m. ET on March 24, 2020
ORLANDO, Fla. - March 24, 2020 - Marriott Vacations Worldwide (NYSE: VAC) announced today that due to quickly accelerating travel restrictions and restrictions on business operations as a result of the COVID-19 pandemic, the Company has decided to close all of its North America sales centers for two weeks effective March 23, 2020. In addition, beginning March 25, 2020, we are closing our resorts for rental guests with stays at our branded North America vacation ownership resorts for the next 30 days, and are reducing operations and amenities at all of our resorts based on various governmental mandates and advisories.
“From Singapore to London to Hawaii, the effect on our business is both widespread and profound,” said Stephen P. Weisz, president and chief executive officer. “We have a resilient business model with nearly half of our Adjusted EBITDA Contribution coming from recurring revenue streams. While we’ve never seen anything of this magnitude, we have seen other disruptions in the past and we’ve been able to manage through them.”
As previously announced, the Company started the year off strong, with first quarter consolidated contract sales up 10% through March 13th. In addition, North America resort occupancy was above 80% for the week ended March 16th. Since then, the Company has seen marked declines in occupancy, rentals, and contract sales due to the COVID-19 pandemic. As a result, the Company is taking a number of mitigating actions, including:

•	The Company’s executive leadership team is taking a 50% salary reduction.

•	All new hires, with the exception of mission-critical needs, have been frozen.

•	The Company is implementing furloughs and reduced work hours.

•	The Company is deferring its employee 401(k) match.

•	The Company has developed plans that could reduce investment on capital expenditures and inventory by up to $240 million if necessary.

•	The Company has suspended share repurchases under its share repurchase plan.
“We expect that we can make the changes needed so that we can run the business at close to cash flow neutral until the business returns to a more normal level,” said Mr. Weisz. “Thanks to the resilience of our business model and the extremely difficult decisions we are making, I firmly believe that we will come through this an even stronger company.”

Marriott Vacations Worldwide Corporation Provides Business Update / 2

Balance Sheet and Liquidity
As previously announced, as a precautionary measure to ensure adequate liquidity for a sustained period, the Company drew down the remainder of its $600 million Revolving Credit Facility on March 17th to increase its cash position, bringing the Company’s current cash balance to $670 million. In addition, the Company had gross vacation ownership notes receivable of nearly $140 million that it expects to be eligible for securitization under its warehouse facility. The Company has suspended all share repurchases for now and will work with its board of directors to make decisions on future dividend payments. In addition, the Company has no corporate debt maturities until September 2022.
Conference Call Information
The company will hold a conference call on March 24, 2020 at 9:00 a.m. to discuss the update with investors. Participants may access the call by dialing (877)-407-8289 or (201)-689-8341 for international callers. A live webcast of the call will also be available in the Investor Relations section of the company’s website at www.marriottvacationsworldwide.com.
An audio replay of the conference call will be available for 30 days and can be accessed at (877)-660-6853 or (201)-612-7415 for international callers. The conference ID for the recording is 13700901. The webcast will also be available on the company’s website.
###
About Marriott Vacations Worldwide Corporation
Marriott Vacations Worldwide Corporation is a leading global vacation company that offers vacation ownership, exchange, rental and resort and property management, along with related businesses, products and services. The company has a diverse portfolio that includes seven vacation ownership brands. It also includes exchange networks and membership programs, as well as management of other resorts and lodging properties. As a leader and innovator in the vacation industry, the company upholds the highest standards of excellence in serving its customers, investors and associates while maintaining exclusive, long-term relationships with Marriott International, Inc. and Hyatt Hotels Corporation for the development, sales and marketing of vacation ownership products and services. For more information, please visit www.marriottvacationsworldwide.com.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of federal securities laws, including statements about future operating results, expected cash flow, future liquidity, and other statements concerning anticipated future events and expectations that are not historical facts. The company cautions you that these statements are not guarantees and are subject to numerous risks and uncertainties, such as: the effects of the COVID-19 outbreak, including reduced demand for vacation ownership and exchange products and services, volatility in the international and national economy and credit markets, worker absenteeism, quarantines or other travel or health-related restrictions; the length and severity of the COVID-19 outbreak; the pace of recovery following the COVID-19 outbreak; competitive conditions; the availability of capital, and other matters referred to under the heading “Risk Factors” contained in the company’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) and in subsequent SEC filings, any of which could cause actual results to differ materially from those expressed in or implied in this press release. These statements are made as March 24, 2020 and the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.